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                                                                Exhibit (10)(dd)

                 FOURTH AMENDMENT TO THE SUNDSTRAND CORPORATION
                           DEFERRED COMPENSATION PLAN
              (As amended and restated effective December 19, 1997)

           WHEREAS, The Sundstrand Corporation Deferred Compensation Plan (the "Plan") was established effective as of January 1, 1995; and

           WHEREAS, the Plan was amended and restated in its entirety effective as of December 19, 1997 (which amendment and restatement superceded an earlier amendment and restatement which was to have become effective as of December 31,
1997); and

           WHEREAS, the Plan, as amended and restated effective December 19, 1997, has previously been amended on three occasions; and

           WHEREAS, it was determined that it was appropriate to further amend the Plan, which amendment was accomplished pursuant to a resolution adopted by the Sundstrand Corporation Board of Directors at its meeting of December 8, 1998; and

           WHEREAS, to facilitate the administration of the Plan it has been determined that it is appropriate to set forth the changes contemplated in the resolution adopted by the Sundstrand Corporation Board of Directors at its December 8, 1998, meeting in a formal Plan amendment.

           NOW, THEREFORE, this Fourth Amendment to the Sundstrand Corporation Deferred Compensation Plan (as amended and restated effective December 19, 1997) has been prepared to reflect such changes effective as of December 8, 1998, as follows:

           1. Section 7.2 of Article VII of the Plan is changed by adding a new paragraph at the end thereof to provide as follows:

         "The foregoing provisions of this Section 7.2 notwithstanding, the Chief Executive Officer of the Company and/or the Chief Financial Officer of the Company, in his or her sole discretion, may allow an Executive or a Director who has made a deferral under the Plan (and irrespective as to whether such deferral has previously been the subject of a redeferral) the payment of which is to commence after such Executive's retirement from the Company or such Director's retirement from the Board of Directors of the Company, the opportunity to make a final redeferral, provided such final redeferral is made prior to the time the payment of such deferral would otherwise have commenced; and provided further that any such redeferral may not extend the payment period beyond the Executive's or Director's seventy-fifth birthday."

           2. Article VIII of the Plan is amended by deleting Sections 8.1 and
8.2 and substituting in place thereof the following new Sections 8.1 and 8.2 to provide as follows:

                    "Section 8.1. Amendment and Termination of the Plan. At any time and from time to time, by action of either the Board or by the Compensation Committee of the Board, the Corporation shall have the right to (a) amend this Plan in any respect, (b) replace this Plan with another deferred compensation arrangement or (c) terminate this Plan, provided, however, that in no event may any such amendment, replacement or termination reduce or otherwise impair any benefit provided under this Plan with respect to amounts theretofore deferred under this Plan by an Executive or by any Director, in either case, without such Executive's or such Director's prior written consent. Other than to expand coverage, the immediately preceding sentence and Section 8.2

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         below may not under any circumstances be amended at any time after June
         1, 1998 and any effort to change such sentence shall be null, void and of no force or effect.

                    Section 8.2. Effect of Amendment, Replacement or Termination on Prior Deferrals. Notwithstanding anything contained in this Plan to the contrary, in no event shall any amendment, replacement or termination of this Plan adversely impact the terms or conditions applicable to an Executive's or Director's or, after the death of such Executive or Director, such Executive's or Director's Beneficiary's, continued participation in or benefits provided under this Plan with respect to amounts deferred under this Plan as in effect immediately prior to the date of such amendment, replacement or termination (including without limitation, the interest theretofore accrued under the Plan and the formula and method for accruing interest as in effect immediately prior to the date of such amendment, replacement or termination which was to be used for future interest accrual with respect to amounts theretofore deferred under this Plan) without the applicable Executive's or Director's or, after the death of such Executive or Director, such Executive's or Director's Beneficiary's, prior written consent. It is the purpose of the foregoing to clearly provide that with respect to each Executive or Director who participates in the Plan, once a deferral is made by such person under the Plan in any Plan Year no subsequent amendment, replacement or termination of the Plan may in any negative way affect such deferral, either currently or with respect to any future period, including, but not limited to, changing the method for determining the applicable interest rate for each Plan Year, the accrual of interest on each deferral, the method for allowing such deferral to be redeferred, and the methods of payment of such deferral, prior to the time such deferral and all interest theron has been paid in full, without first obtaining the prior written consent of the person(s) entitled to receive such deferrals and the interest thereon."

Executed at Rockford, Illinois as of the 8th day of December, 1998.

                                        SUNDSTRAND CORPORATION

                                        By: /s/ Paul Donovan
                                            ----------------------------
                                        Title:     Paul Donovan
                                                   Executive Vice President and
                                                   Chief Financial Officer